AMENDMENT
                                       TO
                        INVESTMENT SUB-ADVISORY AGREEMENT
                                     BETWEEN
                     JACKSON NATIONAL ASSET MANAGEMENT, LLC
                                       AND
                           FRED ALGER MANAGEMENT, INC.

     This AMENDMENT is made by and between JACKSON NATIONAL ASSET MANAGEMENT, LLC, a Michigan limited liability company and registered investment adviser ("Adviser"), and FRED ALGER MANAGEMENT, INC., a New York corporation and registered investment adviser ("Sub-Adviser").

     WHEREAS, the Adviser and Sub-Adviser entered into an Investment Sub-Advisory Agreement dated as of January 31, 2004 ("Agreement"), whereby Adviser appointed Sub-Adviser to provide certain sub-investment advisory services to a investment portfolio of the JNL Series Trust; and

     WHEREAS,  pursuant  to  the  Agreement,  the  Adviser  agreed  to  pay  the
Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses; and

     NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

     1. Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated July 1, 2004, attached hereto.

     IN WITNESS WHEREOF, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of this 1st day of July, 2004.

JACKSON NATIONAL ASSET                FRED ALGER
MANAGEMENT, LLC                       MANAGEMENT, INC.


By:                                   By:
     -------------------------------     -------------------------

Name:    ANDREW B. HOPPING            Name:
       --------------------                -----------------------

Title:            PRESIDENT           Title:
        ----------------------------        ----------------------

                                   SCHEDULE B
                              DATED OCTOBER 4, 2004

                                 (Compensation)

                              JNL/ALGER GROWTH FUND


                  AVERAGE DAILY NET ASSETS                    ANNUAL RATE

                  $0 to $300 Million                              0.45%
                  $300 Million to $500 Million                    0.40%
                  Amounts over $500 Million                       0.35%